Exhibit 10.5

Execution Version

Dated 11 February, 2010

CONSTAR INTERNATIONAL U.K. LIMITED

(the Company)

– and –

GENERAL ELECTRIC CAPITAL CORPORATION

(the Agent)

DEED OF CHARGE AND ASSIGNMENT

REF: HJW/JQ/MD/39521-33190

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25.	LANGUAGE	35

26.	DETERMINATIONS AND DISCRETIONS	35

27.	ASSIGNMENT	35

28.	NOTICES	35

29.	TRUST	36

30.	GOVERNING LAW AND JURISDICTION	36

SCHEDULE 1 SPECIFIC ASSETS		37

SCHEDULE 2 FORM OF NOTICE OF ASSIGNMENT OF SPECIFIC CONTRACT		39

SCHEDULE 3 FORM OF NOTICE OF CHARGE OF SPECIFIC BANK ACCOUNT		41

SCHEDULE 4 FORM OF NOTICE OF ASSIGNMENT OF SPECIFIC INSURANCES		44

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THIS DEED OF CHARGE AND ASSIGNMENT is made on 11 February, 2010

BETWEEN:

(1)	CONSTAR INTERNATIONAL U.K. LIMITED, a limited company incorporated in England and Wales under registered number 02407933 whose registered office is at Moor Lane Trading Estate, Sherburn in Elmet, North Yorkshire LS25 6ES (the “Company”); and

(2)	GENERAL ELECTRIC CAPITAL CORPORATION (the “Agent”), a Delaware corporation acting in its capacity as security trustee for itself and the other Secured Parties (as defined below).

RECITALS:

(A)	The Company has entered into a guarantee and indemnity dated on or about the date of this Deed with the Agent (the “Constar UK Guarantee and Indemnity”) pursuant to which the Company has, inter alia, guaranteed to the Agent on behalf of the Secured Parties to pay to the Secured Parties on demand the Guaranteed Liabilities.

(B)	The Company has agreed to mortgage, assign and charge by way of security all of its right, title, interest and benefit in, to and under certain of its assets, rights, revenues and undertaking in favour of the Agent as security for the obligations of the Company to the Agent and the Secured Parties under the Constar UK Guarantee and Indemnity, subject to and in accordance with the terms and conditions of this Deed.

(C)	The Company’s Board of Directors has concluded after due consideration of all relevant circumstances that entering into this Deed is in the best interests of the Company and is likely to promote the success of the Company for the benefit of all of its members.

(D)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED AND THIS DEED PROVIDES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless otherwise defined herein (or in the Recitals hereto) words and expressions defined in the Credit Agreement shall, in the absence of express indication to the contrary and save where the context or subject matter otherwise requires, have the same meanings when used in this Deed (or in the Recitals hereto).

1.2	In this Deed, the following words and expressions have the following meanings:

“Activation Notice”	in respect of any Specific Bank Account, a notice designated as such from the Agent to the relevant account bank;

“Administrator”	any person or persons for the time being acting as administrator of the Company pursuant to the provisions of the Insolvency Act;

“Assets”	property, assets, rights, revenues, income, uncalled capital, licences, business and undertakings and any interest therein, in each case whatsoever and wheresoever situate, present and future;

“Book Debts”	all book and other debts (including rents) and other moneys, liabilities and monetary claims of any nature whatsoever now or hereafter due, owing or payable to the Company (including moneys, liabilities and claims deriving from or in relation to any Specific Insurances, Investments, Intellectual Property Rights, any contract or agreement to which the Company is party, or any other Assets or rights of the Company, and including the benefit of any judgment or order to pay money and any amounts due or owing from any government or governmental agency including in respect of Tax) and all other rights of the Company to receive money (but excluding all moneys now or hereafter standing to the credit of any account held by the Company with any bank) and any proceeds thereof; and the benefit of (including the proceeds of all claims under) all rights, Security Interests, securities, guarantees, indemnities, negotiable instruments, letters of credit and Insurances of any nature whatsoever now or hereafter owned or held by the Company in relation to any of the foregoing;

“cash”	cash within the meaning of Financial Collateral Arrangements (No. 2) Regulations 2003;

“Centre of Main Interests”	in relation to a person, its centre of main interests within the meaning of the EC Regulation on Insolvency Proceedings 2000;

“Charged Assets”	all Assets from time to time subject or expressed or intended to be subject to the Charges (whether fixed or floating) under or pursuant to this Deed and “Charged Assets” includes any part of any of them and any right, title, interest or benefit therein or in respect thereof;

“Charges”	any or all of the Security Interests created or expressed to be created, or which may now or hereafter be created or expressed to be created, by or pursuant to this Deed, including any further Security Interests created pursuant to Clause 11;

“Credit Agreement”	the credit agreement dated on or around the date of this Deed between Constar, Inc. (as Borrower), the Company and the other Credit Parties signatory thereto (as Credit Parties), the Lenders, and the Agent;

“Delegate”	a delegate or subdelegate appointed pursuant to Clause 14.6;

“Disputes”	any disputes which may arise out of or in connection with this Deed (including regarding (a) its existence, validity or termination and (b) any non-contractual obligations or liabilities arising out of or in connection with it);

“document”	any deed, instrument (including a negotiable instrument) or other document of any kind;

“Enforcement Event”	has the meaning set out in Clause 9;

“Excluded Insurances”	Insurances which (i) constitute part of the First Mortgage Collateral or (ii) any employers liability insurances or any other Insurance and benefit of which is exclusively for a person other than the Company;

“financial collateral”	financial collateral within the meaning of the Financial Collateral Arrangements (No. 2) Regulations 2003;

“financial instruments”	financial instruments within the meaning of the Financial Collateral Arrangements (No. 2) Regulations 2003;

“Fixed Charge Assets”	any part or parts of the Charged Assets effectively charged by way of fixed Security Interests or effectively mortgaged or assigned by way of fixed Security Interests under this Deed;

“Floating Charge Assets”	any part or parts of the Charged Assets subject to the floating charges contained in Clause 3.3 or Clause 3.4;

“Guaranteed Liabilities”	all moneys and liabilities (present and future, actual or contingent) now or hereafter due, owing, incurred or payable or expressed to be due, owing, incurred or payable by any of the Credit Parties to the Secured Parties under, pursuant to or in connection with any of the Loan Documents or any Secured Rate Contract;

“Holding Company”	a holding company within the meaning of section 1159 of the Companies Act 2006;

“Insolvency Act”	the Insolvency Act 1986;

“Insolvency Event”	in relation to any person, means:

	(i)	such person is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts as they fall due, subject to applicable grace periods;

	(ii)	a moratorium is declared in respect of any of its indebtedness;

	(iii)	any corporate action, legal proceedings or other procedure or step (which, for the avoidance of doubt, shall not include the hiring of financial or legal advisers) is taken to commence, authorise or effectuate:

		(a)	the suspension of payments generally, a moratorium of any indebtedness, winding-up, dissolution not permitted under the Credit Agreement, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of or in relation to such person other than a solvent liquidation or reorganisation of such person on terms previously approved in writing by the Agent or otherwise permitted under the Credit Agreement;

		(b)	a general composition, assignment or arrangement with any creditors of such person generally;

		(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of such person on terms previously approved in writing by the Agent), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of such person or any of its assets; or

(d) the enforcement of any Security Interest over any of such person’s assets which secures more than the Dollar Equivalent of $5,000,000 of liabilities or encumbers property having more than the Dollar Equivalent of $5,000,000 in book or fair market value; or

(e) any analogous procedure or step is taken in any jurisdiction; or

(iv) any expropriation, attachment, sequestration, distress or execution affects any asset or assets of such person having an aggregate value of in excess of the Dollar Equivalent of $5,000,000 and is not discharged within 60 days;

“Insolvency Rules”	the Insolvency Rules 1986;

“Insurances”	contracts or policies of insurance or indemnity of any kind (including life insurance or assurance) now or hereafter taken out by or on behalf of the Company or (to the extent of its interest) in which the Company has any interest, and all rights in relation thereto, proceeds thereof, claims and returns of premium in respect thereof;

“Intellectual Property Rights”	patents, registered designs, copyrights, inventions, semi-conductor topography rights, rights in designs, rights in trade marks and service marks, business names and trade names, get up, logos, domain names, moral rights, rights in confidential information, rights in know-how, database rights, rights protecting goodwill, or reputation and any interests (including by way of licence or sub-licence) in any of the foregoing, and any other intellectual property rights and interests whatsoever now or hereafter owned by the Company or in which it has any interest, in each case whether registered or not and including all applications, rights to apply for and rights to use the same and all fees, royalties and other rights of every kind relating to or deriving from any of the same;

“Investments”	shares (including shares in Subsidiaries), stocks, bonds, notes, certificates of deposit, debenture stocks, loan stocks and other securities or investments of any kind and all rights relating to any of the foregoing (including rights relating to any of the same which are deposited with, registered in the name of or credited to an account with any clearing system or house, depositary, custodian, nominee, controller, investment manager or other similar person or their nominee, in each case whether or not on a fungible basis and including all rights against such person); warrants, options or other rights to subscribe for, purchase, call for delivery of, redeem, convert other securities or investments into or otherwise to acquire any of the foregoing; and units in a unit trust scheme (as defined in section 237(1) of the Financial Services and Markets Act 2000); together in each case with all rights in respect thereof and all dividends, interest, cash or other distributions, accretions or Investments in respect of or deriving from any of the foregoing, and “Investments” means any of the foregoing including any part of them;

“Law of Property Act”	the Law of Property Act 1925;

“Loss”	any liability, damages, claims, cost, loss, penalty, expense, demand (or actions in respect thereof) including, legal, accounting or other charges, fees, costs, disbursements and expenses in connection therewith;

“Material Intellectual Property Rights”	Intellectual Property Rights that are owned by or licensed to the Company and material to the conduct of the Company’s business;

“Mortgaged Investments”	Investments from time to time subject or expressed to be subject to the Charges, and “Mortgaged Investments” includes any part of any of them;

“Proceedings”	any proceedings, suits or actions arising out of or in connection with any Disputes or otherwise arising out of or in connection with this Deed (including regarding (a) its existence, validity or termination and (b) any non-contractual obligations or liabilities arising out of or in connection with it);

“receiver”	includes a manager, a receiver and manager and an “administrative receiver” as defined by Section 251 of the Insolvency Act;

“Receiver”	a receiver appointed under this Deed or pursuant to any applicable law, and includes more than one such receiver and any substituted receiver but not an administrative receiver as defined in Section 251 of the Insolvency Act;

“Relevant Charged Assets”	such part or parts of the Charged Assets in respect of which a Receiver has been appointed;

“Reservations”	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally, the statutory time-barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void, defences of set-off or counterclaim, steps necessary to perfect a Security Interest where such steps are not required to be performed under the terms of any of the Collateral Documents until a future date, rules against penalties and similar principles of law in other jurisdictions relevant in the context of the Loan Documents;

“Secured Obligations”	all moneys and liabilities (present and future, actual or contingent) now or hereafter due, owing, incurred or payable or expressed to be due, owing, incurred or payable by the Company to the Agent or the other Secured Parties under, pursuant to or in connection with the Constar UK Guarantee and Indemnity;

“Secured Party”	the Agent, each Lender (including, for the avoidance of doubt, the Swingline Lender), each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider, and “Secured Parties” shall be construed accordingly.

“Security Interest”	any mortgage or sub-mortgage, standard security, fixed or floating charge or sub-charge, pledge, lien, assignment or assignation by way of security or subject to a proviso for redemption, encumbrance, hypothecation, retention of title, or other security interest whatsoever howsoever created or arising and its equivalent or analogue whatever called in any other jurisdiction, and any agreement or arrangement having substantially the same economic or financial effect as any of the foregoing (including any “hold back” or “flawed asset” arrangement);

“Specific Bank Accounts”	the bank accounts listed in Schedule 1 held by the Company and any other bank account maintained by the Company with any financial institution as the Agent may from time to time designate in writing as a Specific Bank Account, including in each case any redesignation or renewal thereof and all balances now or hereafter standing to the credit of any such account including all interest from time to time thereon, the debt represented thereby and all rights in relation thereto;

“Specific Contracts”	the contracts listed in Schedule 1 including, in each case, all rights to receive payment of any amounts payable or which may become payable or be distributed to the Company thereunder, all moneys, income, proceeds and other amounts payable and/or paid thereunder or with respect thereto, the benefit of all covenants relating thereto, all rights of action in respect thereof and all rights for enforcing the same and all payments received by the Company thereunder, including all rights to serve notices and/or make demands thereunder and/or to take such steps as are required to cause payments to become due and payable thereunder and all rights of action in respect of any breach thereof and all rights to receive damages or obtain other relief in respect thereof;

“Specific Insurances”	the Insurances listed in Schedule 1;

“Subsidiary”	a subsidiary within the meaning of Section 1159 of the Companies Act 2006;

“Taxes”	includes any tax, charge, duty, levy, contribution, impost, withholding or liability imposed, whether in the United Kingdom or elsewhere, for support of national, federal, provincial, municipal, state or local government and shall also include any penalty, fine, surcharge or interest payable in addition to or in connection with any such tax, charge, duty, levy, contribution, impost, withholding or liability and “Tax” and “Taxation” shall be construed accordingly; and

“Value Added Tax”	value added tax imposed by the United Kingdom as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature whether imposed in the United Kingdom or any other jurisdiction, together with any applicable fines, penalties or interest payable in addition to or in connection therewith.

1.3	In this Deed, unless otherwise specified:

(a)	references to the neuter or to any gender include both genders and the neuter, references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established, and references to a “person” include any individual, firm, partnership, body corporate, unincorporated association, government, state or agency of a state, local or municipal authority or government body, trust, foundation, joint venture or association (in each case whether or not having separate legal personality);

(b)	references to parties, Clauses, sub-Clauses, paragraphs, sub-paragraphs and Schedules, Exhibits and Annexures are to Clauses, sub-Clauses and paragraphs and sub-paragraphs of, and the parties and Schedules to, this Deed, and references to this Deed include a reference to each of its Schedules, Exhibits and Annexures;

(c)	a reference to this Deed, an agreement or other document is a reference to this Deed, that agreement or document as supplemented, amended, novated or replaced from time to time in accordance with its terms, and to any agreement, deed or document executed pursuant thereto;

(d)	the words “include” and “including” are to be construed without limitation, general words introduced by the word “other” are not to be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words are not to be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(e)	a reference to a “day” means a period of 24 hours running for midnight to midnight; a reference to a time of day is to London time;

(f)	headings are for convenience only and shall not affect the interpretation of this Deed;

(g)	a reference to the provision of any statute, statutory provision, order, instrument, rule or regulation is to that provision as amended or re-enacted from time to time, any provision of which it is a re-enactment or consolidation and any order, instrument, rule or regulation at any time made or issued under it;

(h)	the word “vary” shall be construed to include amend, modify and supplement, and “variation” and other cognate terms shall be construed accordingly;

(i)	a reference to a person shall include references to his permitted successors, transferees (including by novation) and assigns and any person deriving title under or through him, whether in security or otherwise; and any person into which such person may be merged or consolidated, or any company resulting from any merger, conversion or consolidation or any person succeeding to substantially all of the business of that person;

(j)	a reference to “sterling”, “pounds”, “GBP” or “£” is to the lawful currency for the time being of the United Kingdom, a reference to “dollars”, “USD” or “$” is to the lawful currency for the time being of the United States of America, and a reference to “euro” or “€” is to the currency introduced at the commencement of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended; and

(k)	a reference to “rights” includes rights, remedies, benefits, authorities, powers, privileges, discretions, claims, remedies, liberties, easements, quasi-easements and appurtenances (in each case, of any nature whatsoever whether under this Deed, by statute, at law or in equity) or otherwise howsoever.

1.4	For the purpose of section 2 of the Law of Property (Miscellaneous Provisions) Act 1989, this Deed incorporates all the terms of the Credit Agreement and the other Loan Documents.

2.	COVENANT TO PAY

The Company covenants with the Agent duly and punctually to pay or discharge all Secured Obligations which may from time to time be or become due, owing, incurred or payable by the Company (whether as principal or surety and whether or not jointly with another) to or to the order of Agent and/or the other Secured Parties under, pursuant to or in connection with the Constar UK Guarantee and Indemnity, in each case at the times when, and in the currency or currencies and in the manner in which, they are expressed to be due, owing, incurred or payable herein or therein.

3.	SECURITY

3.1	Mortgages

The Company hereby assigns by way of first fixed continuing mortgage to and in favour of the Agent for the payment and discharge of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in, to, under and in respect of each of the following:

(a)	all Specific Contracts;

(b)	all its present and future Investments; and

(c)	all Specific Insurances.

3.2	Fixed Charges

The Company hereby charges by way of first fixed continuing security to and in favour of the Agent for the payment and discharge of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in, to and in respect of each of the following:

(a)	all present and future Book Debts and all its other present and future negotiable instruments (other than any which are Investments);

(b)	all Specific Bank Accounts;

(c)	all present and future Insurances (other than Excluded Insurances) except to the extent effectively charged or assigned under Clause 3.1;

(d)	all present and future Intellectual Property Rights (other than any licence or sub-licence which is not capable of being charged); and

(e)	all its present and future goodwill, present and future uncalled capital (if any) and the benefit of all present and future licences, consents and authorisations (statutory or otherwise) held or to be held by it in connection with its business or the use of any Charged Assets (but excluding any licence requiring the licensor’s consent to the creation of Security Interests under this Deed if such consent has not been obtained) and the right to receive all compensation payable in respect thereof.

3.3	First Floating Charge

The Company hereby charges by way of first floating charge and by way of further continuing security to and in favour of the Agent for the discharge and payment of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in, to, under and in respect of all Eligible Inventory and Eligible In-Transit Inventory (including all stock in trade).

3.4	Second Floating Charge

The Company hereby charges by way of second floating charge and by way of further continuing security to and in favour of the Agent for the discharge and payment of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in, to, under and in respect of all its Assets, including any expressed to be charged by any of the foregoing provisions of this Clause 3 but excluding any First Mortgage Collateral. The floating charge created by this Clause 3.4 shall rank behind (i) all the fixed Security Interests created by or pursuant to this Deed to the extent that they are valid and effective as fixed Security Interests and (ii) the first floating charge created by Clause 3.3 but shall rank in priority to any other Security Interests hereafter created by the Company (except for Permitted Liens which would rank in priority to the floating charge created by this Clause 3.4 created in favour of the Agent by operation of law).

3.5	Exclusion

Notwithstanding the preceding provisions of this Clause 3, there shall be excluded from the Charges (and from the definition of “Charged Assets”) any Asset if and to the extent and for so long as it constitutes part of the First Mortgage Collateral.

3.6	Full Title Guarantee

Each mortgage, assignment, charge or other disposition in favour of the Agent referred to in the previous provisions of this Clause 3 is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

3.7	Charges

Until an Enforcement Event has occurred or an Activation Notice has been served the Agent shall permit the Company to exercise all rights under any Specific Bank Accounts or Specific Insurances charged pursuant to Clause 3.2 to which it is a party, provided that the exercise of these rights in the manner proposed would not result in an Event of Default under the terms of the Credit Agreement.

4.	REDEMPTION OF SECURITY

(a)	At the time provided in subsection 8.10(b)(iii) of the Credit Agreement (or provision to the Agent, in substitution for this Deed, of any Security Interest, assurance or guarantee in each case satisfactory to the Agent in its absolute discretion), the Agent, at the request and cost of the Company but without being responsible or liable for any losses, costs, expenses, claims or liabilities occasioned by acting upon such request, shall release or discharge the Charged Assets from the Charges and reconvey, reassign or retransfer to or to the order of the Company or any other person entitled thereto any Charged Assets assigned to the Agent.

(b)	If the Agent shall be directed by the Company pursuant to subsection 8.10(b) of the Credit Agreement to release the Charged Property from the Charges, such Charged Property shall be released from the Charges created hereby to the extent provided under, and subject to the terms and conditions set forth in, subsection 8.10(b). In connection therewith, the Agent, at the request of the Company, shall execute and deliver to the Company such documents and take such other actions as the Company shall reasonably request to effect or evidence such release.

5.	REPRESENTATIONS AND WARRANTIES

5.1	The Company represents and warrants to the Agent that:

(a)	it is a limited company duly incorporated and existing under the Companies Act 1985 and has the power and authority to own its Assets and to conduct the business and operations which it conducts and/or proposes to conduct;

(b)	it has the power to enter into, and perform and comply with all the obligations expressed to be assumed by it under, this Deed, and to create the Charges;

(c)	all corporate authority and any other actions, conditions and things whatsoever required to be obtained, taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable the Company lawfully to enter into, and perform and comply with all the obligations expressed to be assumed by it under, this Deed, to ensure that those obligations are valid, legal, binding and enforceable, to permit the creation of the Charges and ensure that (subject to all necessary registrations thereof being made and subject to the Reservations) the Charges are valid, legal, binding and enforceable and have and will have the priority and ranking which they are expressed to have (subject to the Reservations) and to make this Deed admissible in evidence in the courts of England have each been taken, fulfilled and done;

(d)	the obligations of the Company under this Deed and (subject to all necessary registrations thereof being made) the Charges are and will be until fully discharged, valid, legal, binding and enforceable and, in the case of the Charges, have and will have the effect and the priority and ranking which they are expressed to have, subject to the Reservations;

(e)	(save to the extent disclosed to the Agent in writing prior to the date of this Deed or where an Asset or Assets have been sold or otherwise disposed of in accordance with the terms of the Credit Agreement) it is the absolute sole beneficial owner of the Assets expressed to be mortgaged, assigned or charged by it under this Deed;

(f)	no Security Interest (other than the Charges and the Permitted Liens) or claims exists on, over or in respect of any of the Charged Assets;

(g)	it has obtained and has good title to all Intellectual Property Rights, leases, licences, authorisations and consents in respect of its Assets and its business in each case as are required or desirable to enable it lawfully to carry on its business in all material respects as conducted at the date of this Deed; and

(h)	the Company’s Centre of Main Interests is in England.

6.	COVENANTS RELATING TO ASSETS – PERFECTION, RESTRICTIONS ON DEALINGS, PROTECTION

6.1	Documents of Title

Without prejudice to Clause 11 the Company shall, immediately after execution of this Deed or, if later, as soon as reasonably practicable following receipt by it or on its behalf or for its account, by way of security for the Secured Obligations deliver to the Agent (or any person nominated by the Agent to hold the same on its behalf including any solicitors), who shall be entitled to hold and retain them at the Company’s risk during the subsistence of the Charges, all documents in respect of Mortgaged Investments required by Clause 6.8 below; all documents representing or evidencing the Specific Contracts; and all documents establishing or evidencing the Intellectual Property Rights or their registration. If so requested by the Agent, the Company shall, as soon as reasonably practicable following the receipt of such request, deliver to it or any person nominated by the Agent all documents relating to such of the Book Debts, negotiable instruments charged by Clause 3.2, Specific Bank Accounts, all policies and contracts relating to Specific Insurances and any other documents relating to any of the Charged Assets which are expressed to be subject to fixed Charges, in each case as the Agent may specify generally or specifically.

6.2	Negative Pledge

The Company shall not, save with the prior written consent of the Agent or as permitted by this Deed or the Credit Agreement:

(a)	create or permit to subsist any Security Interest on or affecting the whole or any part of the Charged Assets, except for the Charges and any Permitted Liens;

(b)	either by a single transaction or a series of transactions whether related or not and whether voluntarily or involuntarily, sell, factor, discount, transfer, assign, lease, hire out, licence, lend, part with, permit the use by another person of, grant any option or present or future right to acquire, create any interest in or otherwise dispose of or agree or purport to deal with or dispose of any of the Charged Assets (other than any such dealings or disposals as permitted by the Credit Agreement) or permit any of the foregoing to occur, save that until any Enforcement Event occurs or any floating charge created by this Deed is converted into a fixed charge as regards the Charged Assets concerned the Company may (subject to the provisions of the Credit Agreement) in the ordinary course of its business dispose of such Charged Assets as are not at the relevant time subject or expressed to be subject to any fixed security. If a Charged Asset is disposed of in accordance with the terms of the Loan Documents, such Charged Asset shall be automatically released from the fixed charge on that disposal being made.

6.3	Assets and Charges Generally

The Company shall:

(a)	take all action available to it (including making all filings and registrations) necessary for the creation, perfection, preservation, protection or maintenance of the Charges;

(b)	promptly notify the Agent in writing if it acquires or agrees to acquire any right, title or interest in, to or in respect of any Investment or Insurances or Intellectual Property Rights;

(c)	in addition and without prejudice to any other provision of this Deed, (except to the extent the obligations to maintain or repair are the responsibility of the landlord or lessor of any Assets leased to the Company) comply with all covenants, obligations and conditions as to insurance of any part of any Charged Asset imposed on the Company by any lease, agreement for lease, hiring agreement, tenancy or licence under which the Company derives any estate or interest in any Charged Assets and, subject to the foregoing and so far as not inconsistent therewith (and save where in the case of Assets leased to the Company the landlord or lessor has to the satisfaction of the Agent taken out the relevant insurance), in each case to the satisfaction of the Agent:

(i)	maintain such Insurances as are required by Section 4.6 (Insurances) of the Credit Agreement;

(ii)	not do or omit to do, or permit to suffer to be done or omitted to be done, anything which may render any of its Insurances void, voidable or unenforceable; and

(iii)	punctually pay all premiums and other moneys payable in respect of all its Insurances, comply with all warranties and other requirements in respect thereof, and promptly on request by the Agent deposit with or produce to the Agent all policies and other contracts of Insurances relating to any Charged Assets, or copies thereof as the Agent may require; and

(iv)	hold all claims and moneys payable to or receivable or received by the Company on any Insurances (other than Excluded Insurances) (whether maintained under any statute, this Deed or otherwise) on trust to apply them, as the Agent may direct (subject to the rights of any landlord or lessor of any Charged Asset having prior rights thereto) in replacing or in repairing the Asset in respect of which the moneys are received or as provided in Clause 17;

(d)	after the occurrence of and during the continuation of an Enforcement Event (or, in respect of the Specific Bank Accounts, an Activation Event,) at all times comply with any direction given by the Agent in relation to the Charged Assets provided that the Company shall not be required to comply with any direction compliance with which would require it to commit an illegal or unlawful act; and

(e)	in addition and without prejudice to any other provision of this Deed, not do or suffer to be done anything which could prejudice any of the Charges or their priority or the position of the Agent under this Deed (save any action or step permitted by the Credit Agreement).

6.4	Specific Contracts, Bank Accounts, Investments and Specific Insurances

Without prejudice and in addition to the other provisions of this Clause 6 and Clause 11 the Company shall:

(a)	immediately after execution of this Deed (or, if later, as soon as reasonably practicable following designation of any account by the Agent as a Specific Bank Account) or as soon as reasonably practicable after the Agent so requiring, in the case of any Investment), execute and deliver to the Agent notices of assignment, substantially in the form set out in Schedule 2, 3 or 4 (as the case may be) or such other form as the Agent may reasonably require, in respect of each Specific Contract and Specific Bank Account each Investment specified generally or specifically by the Agent and Specific Insurances; and

(b)	use its reasonable endeavours to procure that each relevant obligor or debtor, or account-holding bank or financial institution, or issuer or clearing system or house, depositary, custodian, nominee, controller, investment manager or other similar person or their nominee, or insurer, as the case may be, delivers to the Agent promptly following date hereof an acknowledgement in writing substantially in the form attached to such notice; and

(c)	not, except for the Charges and any Permitted Liens, save with the prior written consent of the Agent create or permit to subsist any Security Interest over all or any part of the Specific Contracts, Specific Bank Accounts, Investments or Specific Insurances.

6.5	Book Debts, Specific Bank Accounts and Eligible Inventory

Without prejudice and in addition to the other provisions of this Clause 6 and Clause 11:

(a)	the Company shall deliver to the Agent promptly on request such documents relating to such of the Book Debts and the Specific Bank Accounts as the Agent may specify;

(b)	except for the Charges and any Permitted Liens, the Company shall not (save with the prior written consent of the Agent) create or permit to subsist any Security Interest over all of any part of the Book Debts, the Specific Bank Accounts, the Eligible Inventory and the Eligible In-Transit Inventory;

(c)	except as required by sub-paragraph (d) below or as provided by the terms of the Credit Agreement, the Company shall not sell, factor, discount, transfer, assign, lend or otherwise dispose of all of any part of the Book Debts, or release, compound, subordinate, defer or vary the terms of any of the same or agree to any of the foregoing; and

(d)	the Company shall execute and deliver to the Agent promptly on request, in such form as the Agent may reasonably require, a legal assignment (subject, if applicable, to any Permitted Liens) of all the Company’s right, title and interest in and to such of the Book Debts as the Agent may specify generally or specifically and any account the Agent may designate as a Specific Bank Account, and give such notices to the relevant debtors or account-holding Bank or financial institution and take all such steps as the Agent may reasonably require to perfect or protect such assignment.

6.6	Book Debts and negotiable instruments

Without prejudice and in addition to the other provisions of this Clause 6 and Clause 11, the Company shall:

(a)	except as provided in the Credit Agreement get in, collect and realise in the ordinary course of its trading:

(i)	all Book Debts;

(ii)	all negotiable instruments (except any which are Investments);

(iii)	all moneys payable in respect of Mortgaged Investments under Clause 6.8(b)(i) which the Agent has agreed in writing shall not be subject to Clause 6.8; and

(iv)	all royalties, fees and income of like nature in relation to its Intellectual Property Rights now or hereafter used in or necessary for its business;

(b)	hold the proceeds of such getting in and realisation (until payment in accordance with paragraph (c) below) upon trust for the Agent; and

(c)	promptly pay the proceeds of such getting in, collection and realisation into the relevant Specific Bank Account as the Agent may specify in writing to the Company from time to time.

6.7	Specific Bank Accounts

Without prejudice to Clause 14.7 (at any time after an Enforcement Event occurs) the Agent may:

(a)	exercise all rights of an assignee and owner including to demand and receive all moneys due under or arising out of each Specific Bank Account; and

(b)	apply the Specific Bank Accounts as provided in Clause 17.

6.8	Mortgaged Investments

(a)	Without prejudice and in addition to the other provisions of this Clause 6 and Clause 11, the Company shall deposit with the Agent:

(i)	promptly after execution of this Deed, all certificates, documents of title and other documents representing or other documentary evidence of ownership in relation to the Mortgaged Investments; and

(ii)	transfers of the Mortgaged Investments (or declarations of trust in respect of any Mortgaged Investments not in the Company’s sole name) in each case duly completed and executed by the Company or its nominee with the name of the transferee, date and consideration left blank or, if the Agent so requires, duly executed by the Company or its nominee in favour of the Agent (or the Agent’s nominee) and stamped, and such other documents as the Agent may require to enable the Agent (or the Agent’s nominee) or, after the occurrence of an Enforcement Event, any purchaser, to be registered as the owner of, or otherwise obtain legal title to, the Mortgaged Investments; and

(iii)	in respect of any Mortgaged Investment not held in the Company’s name, promptly after execution of this Deed or if later promptly after it becomes entitled to the relevant Mortgaged Investment, an irrevocable power of attorney, expressed to be by way of security and executed and delivered as a deed by the relevant nominee, appointing the Agent each Receiver and any Delegate the attorney of the holder, in such form as the Agent may reasonably require.

(b)	The Company shall:

(i)	duly and promptly pay and indemnify the Agent (or the Agent’s nominee) against all calls and other moneys which may lawfully be required to be paid in respect of any of the Mortgaged Investments; and

(ii)	promptly on the offer, accrual or issue of any Investments in respect of or derived from the Mortgaged Investments, notify the Agent thereof and promptly deposit with the Agent as soon as the same are within the Company’s possession or control all certificates, documents of title and other documents representing or other documentary evidence of ownership and any other documents received in relation to such Investments and transfers thereof in the same manner as required in relation to Mortgaged Investments under Clause 6.8(a).

(c)	Until an Enforcement Event occurs, except as provided in the Credit Agreement, all voting and other rights relating to the Mortgaged Investments may be exercised (or not exercised) by the Company as it directs, provided that the Company shall not (save with the prior written consent of the Agent) exercise or fail to exercise any such rights in any manner or for any purpose which, in each case in the Agent’s reasonable opinion, would be inconsistent with the terms of this Deed or the other Loan Documents or would materially and adversely affect any Mortgaged Investment, the Charges over it, or the ability of the Agent to exercise its rights under this Deed or any other Loan Document.

(d)	If an Enforcement Event occurs:

(i)	the Agent or, as the case may be, any Receiver shall be entitled to exercise or direct the exercise of or refrain from such exercise all voting and other rights now or at any time relating to the Mortgaged Investments as it or he sees fit (but shall not be liable for any such exercise or non-exercise or for any failure to forward to the Company any circular, notice or other document relating to the Mortgaged Investments, in each case save only to the extent caused by its or his fraud, wilful default or gross negligence);

(ii)	the Company shall comply or procure the compliance with any direction of the Agent or, as the case may be, any Receiver in respect of the exercise of such rights and shall deliver to the Agent or, as the case may be, any Receiver such forms of proxy or other appropriate forms of authorisation the Agent or, as the case may be, any Receiver may require with a view to enabling that person or its nominee to exercise such rights;

(iii)	the Agent shall be entitled to receive and retain all dividends, interest and other distributions paid in respect of the Mortgaged Investments and apply the same as provided by Clause 17; and

(iv)	the Agent or its nominee(s) may to the exclusion of the Company exercise (or refrain from exercising), in the name of the Company or otherwise, all rights of or exercisable by a legal and beneficial owner (whether conferred by statute or otherwise) of the Mortgaged Investments all rights conferred on trustees by section 10(3) and (4) of the Trustee Act 1925 in respect of Investments or property subject to a trust and all rights incidental or conducive to the exercise of its rights in relation to Investments (and any proceeds of such exercise shall form part of the Charged Assets).

6.9	Intellectual Property Rights

(a)	Upon the Agent’s request following any change to Schedule 3.16 to the Credit Agreement for the Company, the Company, pursuant to the Credit Agreement, shall provide the Agent notification thereof and upon such notice such schedule shall be thereupon amended to include such changed information.

(b)	The Company shall (i) (1) continue to use, itself or through a licensee, each Trademark included in its Material Intellectual Property Rights in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, except where the Company, in its reasonable business judgment, has determined to abandon such Trademark and such abandonment would not reasonably be expected to have a Material Adverse Effect, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, to the extent the failure to maintain such standards would have a Material Adverse Effect, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (4) not adopt or use any other Trademark that is confusingly similar or a colourable imitation of such Trademark unless the Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement and (ii) not do any act or omit to do any act whereby (w) such Trademark included in the Material Intellectual Property Rights (or any goodwill associated therewith) could reasonably be expected to become abandoned, cancelled or invalidated, impaired or harmed in any way, (x) any Patent included in its Material Intellectual Property Rights could reasonably be expected to become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any portion of the Copyrights included in its Material Intellectual Property Rights could reasonably be expected to become invalidated, otherwise impaired or fall into the public domain or (z) any Trade Secret that constitutes Material Intellectual Property Rights could reasonably be expected to become publicly available or otherwise unprotectable, in each case, to the extent such act or omission would reasonably be expected to cause a Material Adverse Effect.

(c)	The Company shall notify the Agent concurrently with its updating of Schedule 3.16 to the Credit Agreement pursuant to the terms of the Credit Agreement, if it becomes aware that any application or registration relating to any Material Intellectual Property Rights may become forfeited, misused, unenforceable, abandoned, cancelled or dedicated to the public, or of any adverse determination or development by a Governmental Authority regarding the validity or enforceability or the Company’s ownership of, interest in, right to use, register, own or maintain any Material Intellectual Property Rights (including the institution of, or any such determination or development in, any proceeding relating to the foregoing. The Company shall take all actions that it deems reasonably necessary, or is reasonably requested by Agent, to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation included in the Material Intellectual Property Rights.

(d)	The Company shall not knowingly do any act or omit to do any act to infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person that would reasonably be expected to have a Material Adverse Effect. In the event that any Material Intellectual Property Rights of the Company are or have been infringed, misappropriated, violated, diluted or otherwise impaired by a third party, the Company shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including, if it reasonably deems appropriate, promptly bringing suit and recovering all damages therefor.

7.	GENERAL COVENANTS

7.1	The Company shall:

(a)	not give financial assistance directly or indirectly for the purpose of acquiring shares in the Company or its Holding Company;

(b)	immediately on receipt or notice of the same supply to the Agent full details of any application to the court for an administration order under paragraph 10 of Schedule B1 of the Insolvency Act made in respect of the Company and (without prejudice to paragraph 12(2) of Schedule B1 to the Insolvency Act) of any actual or proposed appointment of an Administrator by the holder of a qualifying floating charge (within the meaning of paragraph 14 of Schedule B1 to the Insolvency Act) or (without prejudice to paragraph 26(1) of Schedule B1 to the Insolvency Act) by the Company or its directors; and

(c)	not take any steps to have its Centre of Main Interests situated, or permit its Centre of Main Interests to be situated, outside England.

8.	CRYSTALLISATION OF FLOATING CHARGE

8.1	In addition and without prejudice to any other event resulting in crystallisation of the floating charge, but subject to any prohibition or restriction imposed by law, if at any time:

(a)	an Event of Default occurs and is continuing; or

(b)	the Agent considers that the Charged Assets or any part thereof is in danger of being seized or sold under any form of distress, execution, diligence or other legal process levied or threatened or is otherwise in jeopardy; or

(c)	if any other circumstance occurs which the Agent considers does or is likely to threaten, jeopardise or prejudice any of the Charged Assets or Charges or the priority of any Charges;

the Agent may by notice in writing to the Company convert the floating charge created by Clause 3.3 and/or the floating charge created by Clause 3.4 into a fixed charge as regards any relevant Floating Charge Assets as may be specified (generally or specifically) in that notice or, if none is specified, all relevant Floating Charge Assets.

8.2	In addition and without prejudice to any law or other event resulting in crystallisation of any floating charge, but subject to any prohibition or restriction imposed by law, the floating charges created by Clause 3.3 and Clause 3.4 shall without notice automatically be converted into a fixed charge over:

(a)	all Floating Charge Assets, if and when:

(i)	the Company ceases to carry on business or a material part thereof or ceases to be a going concern and such cessation constitutes a breach of the Credit Agreement;

(ii)	an Insolvency Event occurs in relation to the Company;

(iii)	(without prejudice to sub-Clause (b) of this Clause 8.2) the holder of any other Security Interest whether ranking in priority to or pari passu with or after the Charges appoints a receiver or any floating charge given by the Company to any other person crystallises for any reason whatsoever; or

(b)	any Floating Charge Assets which become subject or continue to be subject to any actual or purported Security Interest (other than a Permitted Lien) in favour of any person other than the Agent or which is/are the subject of any actual or purported sale, transfer or other disposition, in either case contrary to the covenants contained in this Deed or any of the Loan Documents, immediately prior to such actual or purported Security Interest arising or such actual or purported sale, transfer or other disposition being made; or

(c)	any Floating Charge Assets affected by any expropriation, attachment, sequestration, distress or execution, immediately prior to such expropriation, attachment, sequestration, distress or execution.

9.	ENFORCEMENT

9.1	The security constituted by this Deed shall, subject to any prohibition or restriction imposed by law, become enforceable upon and at any time after the occurrence of any of the following events (each an “Enforcement Event”):

(a)	an Event of Default occurs and is continuing; or

(b)	the holder of any other Security Interest whether ranking in priority to or pari passu with or after the Charges appoints a receiver or any floating charge given by the Company to any other person crystallises for any reason whatsoever.

9.2	At any time after the occurrence and during the continuation of an Enforcement Event, the Agent may (but shall not be obliged to) enforce all or any part of the Charges at such time, on such terms and in such manner as it thinks fit, and take possession of, hold or dispose of all or any part of the Charged Assets, and may (whether or not it has taken possession or appointed a Receiver or Administrator) exercise any rights conferred by the Law of Property Act (as varied or extended by this Deed) on mortgagees or by this Deed or otherwise conferred by law on mortgagees.

9.3	Without prejudice to the generality of the foregoing, at any time after the occurrence and during the continuation of an Enforcement Event the Agent may (but shall not be obliged to) by notice to the Company in writing appropriate all or any part of the Charged Assets which constitute financial collateral legally or equitably mortgaged to the Agent. If the Agent exercises such power of appropriation:

(a)	it shall determine the value of any Charged Asset appropriated which consists of a financial instrument as at the time of exercise of that power as the current value of the cash payment which it determines would be received on a sale or other disposal of such Charged Asset effected for payment as soon as reasonably possible after such time. Any such determination shall be made by the Agent on such basis as the Agent shall at its absolute discretion consider appropriate and, in any event, the valuation shall be carried out in a commercially reasonable manner; and

(b)	any Charged Asset appropriated which constitutes cash and which is not denominated in a Contractual Currency (as defined in Clause 12.1) shall be valued as if it were converted to the Contractual Currency at the rate and in the manner referred to in Clause 12.1; and Clause 12.1 shall apply (with any necessary changes) to any cash appropriated.

9.4	The exercise by the Agent of its right of appropriation under Clause 9.3 of any part of the Charged Assets shall not prejudice or affect any of the Agent’s rights and remedies in respect of the remainder of the Charged Assets for any Secured Obligations which remain to be paid or discharged.

10.	CONTINUING SECURITY, OTHER SECURITY ETC.

10.1	The Charges, covenants, undertakings and provisions contained in or granted pursuant to this Deed shall remain in full force and effect as a continuing security to the Agent for the Secured Obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account of all or part of the Secured Obligations (whether any Secured Obligations remain outstanding thereafter) or any other act, event, matter, or thing whatsoever, except only the release or discharge by the Agent of all the Charges under Clause 4.

10.2	The Charges are cumulative, in addition to and independent of, and shall neither be merged with nor prejudiced by nor in any way exclude or prejudice, any other Security Interest, guarantee, indemnity, right of recourse or any other right whatsoever which the Agent may now or hereafter hold or have (or would apart from this Deed or the Charges hold or have) from the Company or any other person in respect of any of the Secured Obligations.

10.3	The restriction on consolidation of mortgages contained in section 93 of the Law of Property Act shall not apply in relation to the Charges.

10.4	Without prejudice to the provisions of the Credit Agreement, if the Agent receives or is deemed to be affected by notice (actual or constructive) of any Security Interest (other than a Permitted Lien) or any other interest affecting any Charged Asset or if an Insolvency Event occurs in relation to the Company:

(a)	the Agent may open a new account or accounts with or on behalf of the Company (whether or not it allows any existing account to continue) and, if it does not, it shall nevertheless be deemed to have done so at the time it received or was deemed to have received such notice or at the time that the Insolvency Event occurred; and

(b)	all payments made by the Company to the Agent after the Agent received or is deemed to have received such notice or after such Insolvency Event occurred shall be credited or deemed to have been credited to the new account or accounts, and in no circumstances whatsoever shall operate to reduce the Secured Obligations as at the time the Agent received or was deemed to have received such notice or as at the time that such Insolvency Event occurred.

10.5	Without prejudice to Clause 6, if there is any Security Interest having priority to the Charges in respect of all or any part of the Charged Assets then:

(a)	if any proceedings or steps are being taken to exercise or enforce any powers or remedies conferred by such prior Security Interest against the Charged Assets, the Agent or any Receiver may (but without prejudice to any rights the Agent or the Receiver may have under statute) redeem such prior Security Interest or procure the transfer thereof to itself or himself, as the case may be and may settle and pass the accounts of the prior chargee, and any account so settled and passed shall be conclusive and binding on the Company and the principal, interest, costs, charges, expenses, losses and liabilities of and incidental to such redemption or transfer shall be paid by the Company to the Agent promptly on demand; and

(b)	all the rights conferred by the prior charge upon the chargee or any receiver thereunder shall be exercisable by the Agent or a Receiver in like manner as if the same were expressly included herein and the Agent shall be entitled to exercise all the rights of a receiver appointed thereunder.

10.6	This Deed shall remain valid and enforceable notwithstanding any change in the name, composition or constitution of the Agent or the Company or any amalgamation or consolidation by the Agent or the Company with any other corporation.

11.	FURTHER ASSURANCES, POWER OF ATTORNEY, ETC.

11.1	The covenants below are in addition to and not in substitution for the covenants for further assurance implied in this Deed by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994. The Company shall at any time and from time to time, on being required to do so by the Agent, at the cost of the Company do and execute or procure to be done and executed all acts, deeds, documents and things, in each case in form reasonably satisfactory to the Agent or the Receiver (as the case may be), and as the Agent or the Receiver may reasonably specify:

(a)	at any time, with a view to perfecting, repairing, preserving or protecting any Charges or their priority or otherwise with a view to providing more effectively to the Agent the full benefit of the rights conferred on it by this Deed or of the Security Interests created or intended to be created by or pursuant to this Deed with a view to giving full effect to the provisions of this Deed (including executing and delivering such further or other mortgages, assignments, transfers, charges, notices or other documents, whether to the Agent or its nominees or to any other person, in relation to any Charged Assets as the Agent may reasonably specify; or

(b)	after the occurrence and during the continuation of an Enforcement Event, with a view to facilitating the realisation of the Charged Assets or the exercise, or the proposed exercise, of any of the other rights of the Agent or the Receiver (as the case may be).

11.2	The Company irrevocably and by way of security appoints the Agent and every Receiver jointly and also severally to be its attorney (with full power to appoint substitutes and to sub-delegate, including power to authorise the person so appointed to make further appointments) on behalf of the Company and in its name or otherwise, and at such time and in such manner as the attorney may think fit, to execute, deliver, perfect and do any deed, document, act or thing which the Agent or such Receiver (or any such substitute or sub-delegate) may, in its or his absolute discretion, consider necessary in connection with this Deed, the Charged Assets (or Relevant Charged Assets in the case of the exercise of the power of attorney by a Receiver) or the exercise of any of the rights of the Agent or such Receiver, or which the Company is obliged to execute or do whether under this Deed or otherwise (including the execution and delivery of mortgages, assignments, transfers or charges or notices or directions in relation to any of the Charged Assets). Without prejudice to the generality of its right to appoint substitutes and to sub-delegate, the Agent may appoint the Receiver as its substitute or sub-delegate, and any person appointed the substitute or sub-delegate of the Agent shall, in connection with the exercise of such power of attorney, be the agent of the Company. The Company acknowledges that such power of attorney is as regards the Agent and any Receiver granted irrevocably and for value to secure proprietary interests in and the performance of obligations owed to the respective donees within the meaning of the Powers of Attorney Act 1971.

11.3	The Company hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall lawfully do or purport to do in the exercise or purported exercise of all or any of the rights referred to in this Clause 11.

11.4	References in Clause 11.1 and Clause 11.2 to the Agent or the Receiver shall include references to any Delegate.

12.	CURRENCY INDEMNITY

12.1	Each payment by the Company under or in connection with this Deed must be made in the currency specified in this Deed for that payment (the “Contractual Currency”), and the Company waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency or currency unit other than that in which it is expressed to be payable. No obligation to make any such payment shall be discharged or satisfied by tender in any other currency. If for any reason whatsoever (including in order to obtain or enforce a judgment or order in any court, to make or lodge a claim or proof or to apply a sum in or towards discharge of any Secured Obligations) any sum due by the Company under or in connection with this Deed (a “Sum”) is received, recovered or realised in a currency other than the Contractual Currency, and when converted into the Contractual Currency is less than the Sum in the Contractual Currency expressed to be payable under or in connection with this Deed, the Company must (as a separate and independent obligation) promptly on demand indemnify the Agent against any loss, cost or liability incurred or suffered by the Agent as a result, including the costs of and any commission premium or Taxes payable in connection with the conversion. These indemnities are separate and independent obligations of the Company and shall continue to found separate and independent causes of action notwithstanding any indulgence granted by any party to whom any Sum is owed, or any judgment, order or award or any proof or claim in respect of any sum due under or in connection with this Deed. Any conversion referred to above shall be treated as being at the rate of exchange at which the Agent is able, in accordance with its usual practice, to purchase the Contractual Currency with the other currency in London on the date of receipt or recovery or, if it is not practicable to make the purchase on that date, on the first date when it is practicable to do so or, in the case that an Insolvency Event occurs in relation to the Company, the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in relation to such Insolvency Event, and for the purposes of this Clause 12 it will be sufficient for the Agent to show that it would have sustained a loss had an actual conversion been effected.

12.2	If the Company fails to pay or discharge any of the Secured Obligations when due, the Agent may from time to time purchase an amount of the currency in which such Secured Obligation is due with any other currency or currencies and the Company’s obligation thereafter shall be to pay the Agent the amount of the other currency or currencies used for the purchase.

12.3	For the purposes of or pending discharge of any Secured Obligations the Agent may in its sole discretion convert any moneys received, recovered or realised in any currency under the Deed (including proceeds of any previous conversion under this Clause) into any other currency at such rate or rates of exchange as is or are then offered by the Agent to its commercial customers and at such time as the Agent thinks fit.

13.	DEMANDS, INTEREST AND PAYMENT

13.1	The Company shall pay the amounts payable under Clauses 2, 6, 12, 13 and all other amounts from time to time payable to the Agent or the Receiver pursuant to this Deed promptly on demand (in accordance with the aforementioned clauses) together with interest after as well as before any demand, judgment or Insolvency Event in relation to the Company at the rate payable in respect of default interest under the Credit Agreement. Such interest shall be calculated day by day from the date on which the relevant costs, charges, losses, liabilities and other expenses or sums were expended, paid, charged or incurred or debited by the Agent or the Receiver (in the case of amounts payable under Clause 20, and without any need to make demand for such payment in such a case), or from the date on which the relevant Secured Obligations became payable (in any other case), in each case until full payment or discharge of the relevant Secured Obligations. Such interest may be debited by the Agent to any account of the Company and shall in any event form part of the Secured Obligations.

13.2	All payments under this Deed (including damages for its breach) shall be made in sterling (or, if the Agent shall direct, dollars) and in such funds, to such account with such financial institution and in such other manner as the Agent and Company may agree or, if not so agreed, as the Agent may direct.

13.3	A certificate signed by any officer of the Agent as to the amount of Secured Obligations and any part thereof, or as to any applicable rate of interest, shall (save in the case of manifest error) be conclusive and binding against the Company as to the amount and that such amount is payable or as to rate thereof (as the case may be), in each case for all purposes including for the purpose of any Proceedings relating to this Deed, the Charges or the Secured Obligations.

14.	THE AGENT’S RIGHTS

14.1	The Secured Obligations shall become due for the purposes of section 101 of the Law of Property Act, and the statutory powers of sale and enforcement and of appointing a Receiver which are conferred on the Agent under that Act (as varied and extended by this Deed) and all other rights of a mortgagee conferred by the Law of Property Act shall be deemed to arise, immediately after execution of and in accordance with this Deed.

14.2	Section 103 of the Law of Property Act shall not apply to this Deed and upon the occurrence of an Enforcement Event the Charges shall become immediately enforceable and the rights conferred by the Law of Property Act and this Deed immediately exercisable by the Agent without the restrictions contained in the Law of Property Act.

14.3	At any time after an Enforcement Event occurs and is continuing, the Agent shall, in addition to the powers of leasing and accepting surrenders of leases conferred by section 99 and 100 of the Law of Property Act, have power to make any lease or agreement to lease at a premium or otherwise, accept surrenders of leases and grant options, in each case on any terms and in any manner the Agent thinks fit without needing to comply with any restrictions imposed by such sections or otherwise.

14.4	In making any sale or other disposal of any Charged Assets or making any acquisition in exercise of their respective rights, the Agent or any Receiver may, to the extent permitted by applicable law, do so for such consideration (including cash, shares, debentures, loan capital or other securities whatsoever, consideration fluctuating according to or dependent on profit or turnover, and consideration whose amount is to be determined by a third party, and whether such consideration is receivable in a lump sum or by instalments) and otherwise on such terms and conditions and in such manner as it or he thinks fit, and may also grant any option to purchase and effect exchanges.

14.5	Notwithstanding anything else in this Deed, it is hereby agreed that the Agent does not assume, nor shall the Agent be obliged to perform, any obligations of any party to the Specific Contracts and nothing herein shall be construed so as to transfer any of such obligations to the Agent.

14.6	The Agent may at any time delegate to any person either generally or specifically, on such terms and conditions (including power to sub-delegate) and in such manner as the Agent thinks fit, any rights (including the power of attorney) from time to time exercisable by the Agent under or in connection with this Deed. No such delegation shall preclude the subsequent exercise by the Agent of such right or any subsequent delegation or revocation thereof.

14.7	The Agent may at any time and from time to time, without prejudice to the Agent’s other rights, and notwithstanding any settlement of account or other matter whatsoever, combine or consolidate all or any of the Company’s existing accounts (including accounts in the name of the Company or the Agent or jointly with others) and may set off any Secured Obligations against any obligation or liability (matured or not and whether actual or contingent) owing by the Agent to, or any amount and sum held or received or receivable by it on behalf or to the order of, the Company or to which the Company is beneficially entitled (such rights extending to the set off or transfer of all or any part of any credit balance on any such account, whether or not then due and whatever the place of payment or booking branch, in or towards satisfaction of any Secured Obligations). For that purpose, if any of the Secured Obligations is in a different currency from such obligation, liability, amount or sum (including credit balance), the Agent may effect any necessary conversion at its then prevailing spot rates of exchange (as conclusively determined by the Agent) and may pay out any additional sum which the UK or any other governmental or regulatory body of any jurisdiction may require the Agent to pay in respect of such conversion. The Agent may in its absolute discretion estimate the amount of any liability of the Company which is unascertained or contingent and set off such estimated amount, and no amount shall be payable by the Agent to the Company unless and until all Secured Obligations have been ascertained and fully paid or discharged. The Agent shall not be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any rights of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

14.8	Notwithstanding Clause 17.1, during the occurrence and continuation of an Enforcement Event, the Agent may in its absolute discretion at any time and from time to time place and retain in an investment-bearing suspense account, for such period and in such manner as it thinks fit, any moneys it receives, realises or recovers from the Company, the Receiver or the Administrator or otherwise in connection with this Deed to the extent of the Secured Obligations, without being obliged to apply those moneys or any part of them in or towards the payment or discharge of any Secured Obligations.

14.9	If the Company for any reason fails to observe or punctually to perform or to procure the observance or performance of any of the obligations expressed to be assumed by it to the Agent, whether under this Deed or otherwise, the Agent shall have the right (but shall not be obliged), on behalf of or in the name of the Company or otherwise, to perform the obligation and to take any steps which the Agent may in its absolute discretion consider appropriate with a view to remedying, or mitigating the consequences of, the failure, but the exercise of this right, or the failure to exercise it, shall in no circumstances prejudice the Agent’s rights under this Deed or otherwise or constitute the Agent a mortgagee in possession.

15.	APPOINTMENT OF ADMINISTRATOR

15.1	Paragraph 14 of Schedule B1 to the Insolvency Act applies to each of the floating charges created hereunder.

15.2	Subject to any relevant provisions of the Insolvency Act, the Agent may, by any instrument or deed of appointment, appoint one or more persons to be the Administrator of the Company at any time after:

(a)	the occurrence and during the continuation of an Enforcement Event; or

(b)	being requested to do so by the Company; or

(c)	any application having been made to the court for an administration order under the Insolvency Act; or

(d)	any person having ceased to be an Administrator as a result of any event specified in paragraph 90 of Schedule B1 to the Insolvency Act; or

(e)	any notice of intention to appoint an Administrator having been given by any person or persons entitled to make such appointment under the Insolvency Act.

15.3	Where any such appointment is made at a time when an Administrator continues in office, the Administrator shall act either jointly or concurrently with the Administrator previously appointed hereunder, as the appointment specifies.

15.4	Subject to any applicable order of the Court, the Agent may replace any Administrator, or seek an order replacing the Administrator, in any manner allowed by the Insolvency Act.

15.5	Where the Administrator was appointed by the Agent under paragraph 14 of Schedule B1 to the Insolvency Act, the Agent may, by notice in writing to the Company, replace the Administrator in accordance with paragraph 92 of Schedule B1 to the Insolvency Act.

15.6	Every such appointment shall take effect at the time and in the manner specified by the Insolvency Act.

15.7	If at any time and by virtue of any such appointment(s) any two or more persons shall hold office as Administrators of the same assets or income, such Administrators may act jointly or concurrently as the appointment specifies so that, if appointed to act concurrently, each one of such Administrators shall be entitled (unless the contrary shall be stated in any of the deed(s) or other instrument(s) appointing them) to exercise all the functions conferred on an Administrator by the Insolvency Act.

15.8	Every such instrument, notice or deed of appointment, and every delegation or appointment by the Agent in the exercise of any right to delegate its powers herein contained, may be made in writing under the hand of any manager or officer of the Agent or any other authorised person or of any Delegate.

15.9	Every Administrator shall have all the powers of an administrator under the Insolvency Act.

15.10	In exercising his functions hereunder and under the Insolvency Act, the Administrator acts as agent of the Company and does not act as agent of the Agent.

15.11	Every Administrator shall be entitled to remuneration for his services in the manner fixed by or pursuant to the Insolvency Act or the Insolvency Rules.

16.	RECEIVER

16.1	None of the restrictions imposed by the Law of Property Act in relation to the appointment of receivers or the giving of notice or otherwise shall apply. At any time and from time to time upon or after request by the Company or the occurrence and during the continuation of an Enforcement Event, the Agent may without notice or further notice to the Company, and in addition to all statutory and other powers of appointment or otherwise, by any instrument or deed signed under the hand of any manager or officer of the Agent or any other authorised person or of any Delegate, appoint such person or persons (including an officer or officers of the Agent) as it thinks fit to be Receiver or Receivers (to act jointly and/or severally as the Agent may specify in the appointment) of (a) any Fixed Charge Assets or Asset, and/or (b) any Floating Charge Assets or Asset which do or does not (whether on its or their own or in conjunction with any other Charged Assets in respect of which the Agent has appointed such person Receiver or Receivers) comprise the whole or substantially the whole of the Company’s Assets, so that each one of such Receivers shall be entitled (unless the contrary shall be stated in any deed(s) or other instrument(s) appointing them) to exercise individually all the powers and discretions conferred on the Receivers. If any Receiver is appointed of only part of the Charged Assets, references to the rights conferred on a Receiver by any provision of this Deed shall be construed as references to that part of the Charged Assets or any part thereof.

16.2	The Agent may appoint any Receiver on any terms the Agent thinks fit. The Agent may by any instrument or deed signed under the hand of any manager or officer of the Agent or any other authorised person or any Delegate (subject to section 62 of the Insolvency Act) remove a Receiver appointed by it whether or not appointing another in his place, and may also appoint another Receiver to act with any other Receiver or to replace any Receiver who resigns, retires or otherwise ceases to hold office.

16.3	The exclusion of any part of the Charged Assets from the appointment of any Receiver shall not preclude the Agent from subsequently extending his appointment (or that of the Receiver replacing him) to that part or appointing another Receiver over any other part of the Charged Assets.

16.4	Any Receiver shall, so far as the law permits, be the agent of the Company and (subject to any restriction or limitation imposed by applicable law) the Company shall be solely responsible for his remuneration and his acts, omissions or defaults and solely liable on any contracts or engagements made, entered into or adopted by him and any losses, liabilities, costs, charges and expenses incurred by him; and in no circumstances whatsoever shall the Agent be in any way responsible for or incur any liability in connection with any Receiver’s acts, omissions, defaults, contracts, engagements, losses, liabilities, costs, charges, expenses, misconduct, negligence or default. If a liquidator of the Company is appointed, the Receiver shall act as principal and not as agent for the Agent.

16.5	Subject to section 36 of the Insolvency Act, the remuneration of any Receiver may be fixed by the Agent without being limited to the maximum rate specified by section 109(6) of the Law of Property Act (and may be or include a commission calculated by reference to the gross amount of all money received or otherwise and may include remuneration in connection with claims, actions or proceedings made or brought against the Receiver by the Company or any other person or the performance or discharge of any obligation imposed upon him by statute or otherwise), but such remuneration shall be payable by the Company alone; and the amount of such remuneration may be debited by the Agent from any account of the Company but shall, in any event, form part of the Secured Obligations and accordingly be secured on the Charged Assets under the Charges. Such remuneration shall be paid on such terms and in such manner as the Agent and Receiver may from time to time agree or failing such agreement as the Agent determines.

16.6	Any Receiver may be invested by the Agent with such of the powers, authorities and discretions exercisable by the Agent under this Deed as the Agent may think fit. Without prejudice to the generality of the foregoing, any Receiver shall (subject to any restrictions in his appointment) have in relation to the Relevant Charged Assets, in each case in the Company’s name or his own name and on such terms and in such manner as he sees fit, all the rights referred to in Schedule 1 (and where applicable Schedule 2) of the Insolvency Act; all rights of the Agent under this Deed; all the rights conferred by the Law of Property Act on mortgagors, mortgagees in possession and receivers appointed under the Law of Property Act; all rights of an absolute beneficial owner including rights to do or omit to do anything the Company itself could do or omit; and all rights to do all things the Receiver considers necessary, desirable or incidental to any of his rights or exercise thereof including the realisation of any Relevant Charged Assets and getting in of any Assets which would when got in be Relevant Charged Assets.

16.7	The Agent shall not (save only to the extent caused by its own negligence, fraud, wilful misconduct, breach of trust or breach of any obligation of the Agent hereunder) be liable for any losses or damages arising from such exercise of powers or discretions by any Receiver.

16.8	The Agent may from time to time and at any time require any Receiver to give security for the due performance of his duties as such Receiver and may fix the nature and amount of the security to be so given but the Agent shall not be bound in any case to require any such security.

17.	APPLICATION OF MONEYS

17.1	All moneys realised, received or recovered by the Agent or any Receiver shall (subject to the discharge of any liabilities having by applicable law preference or priority to the payments mentioned below, and without prejudice to the Agent’s right to recover any shortfall from the Company) be applied in or towards, in the following order:

(a)	payment of all reasonable costs and expenses incurred by the Agent (in its capacity as such hereunder or under any other Loan Document) in connection with the collection or sale of the Charged Assets or otherwise in connection with this Deed or any of the other UK Collateral Documents or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel (including, without limitation, all Receiver’s Expenses);

(b)	payment of the Secured Obligations (all amounts allocated to the Secured Obligations pursuant to this Clause 17.1(b) shall be applied by the Agent in accordance with Section 1.10(c) of the Credit Agreement); and

(c)	payment of any surplus to the Company, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

17.2	Section 109(8) of the Law of Property Act shall not apply in relation to any Receiver.

18.	PROTECTION OF THIRD PARTIES

18.1	Without prejudice to any other provision of this Deed, the Secured Obligations shall become due for the purposes of section 101 of the Law of Property Act, and the statutory powers of sale and enforcement and of appointing a Receiver which are conferred upon the Agent (as varied and extended by this Deed) and all other rights of a mortgagee conferred by the Law of Property Act shall in favour of any purchaser be deemed to arise and be exercisable, immediately after the execution of and in accordance with this Deed.

18.2	No purchaser from, or other person dealing with, the Agent, any Receiver or any Delegate shall be concerned to enquire whether any event has happened upon which any of the rights which they have exercised or purported to exercise under or in connection with this Deed, the Law of Property Act or the Insolvency Act has arisen or become exercisable, whether the Secured Obligations remain outstanding, whether any event has happened to authorise the Agent, any Receiver or any Delegate to act, or whether the Receiver is authorised to act, whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with, or otherwise as to the propriety, regularity or validity of the exercise or purported exercise of any such right or as to the application of any moneys borrowed or raised or other realisation proceeds; and the title and position of a purchaser or such person shall not be impeachable by reference to any of those matters and the protections contained in sections 104 to 107 of the Law of Property Act, section 42(3) Insolvency Act or any other legislation from time to time in force shall apply to any person purchasing from or dealing with a Receiver, the Agent or any Delegate.

18.3	The receipt of the Agent or the Receiver or any Delegate shall be an absolute and conclusive discharge to a purchaser or such person and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Agent or the Receiver.

18.4	In Clauses 18.1 to 18.3 above, “purchaser” includes any person acquiring a lease of or Security Interest over, or any other interest or right whatsoever in respect of, any Charged Assets.

19.	PROTECTION OF AGENT AND RECEIVER

19.1	In no circumstances (whether by reason of the creation of the Charges or the entry into or taking possession of any Charged Assets or for any other reason whatsoever and whether as mortgagee in possession or on any basis whatsoever) shall the Agent or any Receiver:

(a)	be liable to the Company or any other person in respect of any cost, charge, expense, liability, loss or damage arising out of the exercise, or attempted or purported exercise of, or the failure to exercise, any of their respective rights, or arising out of the realisation of any Charged Assets or the manner thereof or arising out of any act, default, omission or misconduct of the Agent or any Receiver in relation to the Charged Assets or otherwise in connection with this Deed, save only to the extent such cost, charge, expense, liability, loss or damage arises solely as a result of its or his own fraud, gross negligence or wilful default; or

(b)	be liable to account to the Company or any other person for anything in connection with this Deed except (after full payment or discharge of all Secured Obligations) the Agent’s or Receiver’s own actual receipts which have not been paid or distributed to the Company or to any other person who at the time of payment the Agent or Receiver as the case may be believed was entitled thereto.

For the avoidance of doubt, neither the Agent nor any Receiver shall by virtue of this Clause 19.1 owe any duty of care or other duty to any person which it would not owe absent this Clause 19.1.

19.2	Without prejudice to Clause 19.1, so far as permitted by law, the entry into and possession of any of the Charged Assets (including by an Administrator) shall not render the Agent or any Receiver liable to account as mortgagee in possession or to be liable for any loss on realisation or for any default or omission for which a mortgagee in possession might otherwise be liable in respect of any of the Charged Assets; and if the Agent or any Receiver takes possession of the Charged Assets, it or he may at any time relinquish such possession. In particular without prejudice to the generality of the foregoing the Agent shall not become liable as mortgagee in possession by reason of viewing the state of repair or repairing any of the Company’s Assets.

19.3	The preceding provisions of this Clause 19 applying to the Agent or any Receiver shall apply mutatis mutandis to any Delegate and to any officer, employee or agent of the Agent, any Receiver and any Delegate.

20.	COSTS, EXPENSES AND INDEMNITY

(a)	The Company shall indemnify, hold harmless and defend the Agent, each Lender, each L/C Issuer, each Receiver, each Delegate, each nominee, each manager and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to, arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding relating to the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Clause 20 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or wilful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, the Company waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person or any Indemnitee (subject to the proviso above in the immediately preceding sentence).

(b)	Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by the Agent or following the Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

For the avoidance of doubt, the rights to indemnification set out herein shall be in addition to and not in anyway in limitation of Section 9.5 (Costs and Expenses) of the Credit Agreement.

21.	CONSENTS, VARIATIONS, WAIVERS AND RIGHTS

No consent, variation or waiver in respect of any provision of this Deed shall be effective unless and until it is agreed in writing duly executed by or on behalf of the Agent. Any consent or waiver by the Agent under this Deed may be given subject to any conditions the Agent thinks fit and shall be effective only in the instance and for the purpose for which it is given. No failure by the Agent or any Receiver to exercise or delay in exercising any right provided by law or under this Deed shall operate to impair the same or be construed as a waiver of it. No single or partial exercise of any such right shall prevent any further or other exercise of the same or the exercise of any other right. No waiver of any such right shall constitute a waiver of any other right. The rights provided in this Deed are cumulative and not exclusive of any rights, provided by law.

22.	PARTIAL INVALIDITY

If any provision of this Deed is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable in any respect, in whole or in part, under any law of any jurisdiction, neither the legality, validity and enforceability in that jurisdiction of any other provision or part of this Deed, nor the legality, validity or enforceability in any other jurisdiction of that provision or part or of any other provision of this Deed, shall be affected or impaired and if any part of the Charges is invalid or unenforceable in any respect for any reason, no other Charges shall be affected or impaired.

23.	COUNTERPARTS

This Deed (and each variation or waiver in respect of any provision of it) may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, once executed and delivered, shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

24.	THIRD PARTIES

Except as otherwise provided in this Deed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

25.	LANGUAGE

All notices, certificates, documents, demands, requests, statements or other communications made, given or delivered between the parties pursuant to or in connection with this Deed shall be in writing and in the English language.

26.	DETERMINATIONS AND DISCRETIONS

Any right which may be exercised or any determination which the Agent or any Receiver may make under this Deed may be exercised or made in its absolute discretion.

27.	ASSIGNMENT

27.1	The Company shall not (whether by way of security or otherwise howsoever) be entitled to assign, grant an equitable interest in or transfer and declare itself a trustee of all or any of its rights, interests or obligations hereunder without the prior written consent of the Agent (save with respect to its rights and benefits which shall be assigned or to be assigned to the Agent under this Deed).

27.2	The Agent may at any time without the consent of the Company assign or transfer all or any part of its rights or interests under this Deed or the Charges to any person to whom any of its rights or interests may be assigned under the Credit Agreement.

28.	NOTICES

28.1	Any notice or other communication under this Deed:

(a)	shall be in writing in the English language;

(b)	shall be given in one of the ways referred to in Section 9.2 (Notices) of the Credit Agreement (and shall be effective and be deemed to have been received as set out in Section 9.2(b) of the Credit Agreement); and

(c)	shall be sent to the party to whom it is to be given at the applicable address or number, and marked for the attention, if any, set forth on the applicable signature page of the Credit Agreement.

28.2	A party may, by notice to the other, change the address, telex number, fax number, electronic messaging system address(es) and marking details for notices or other communications to be given to it under this Deed. The change shall take effect on the date stated in the notice or, if later or if no date is issued, on the date which is seven calendar days after the notice is deemed given under Clause 28.1.

29.	TRUST

29.1	The Agent shall hold the benefit of the covenants, mortgages, assignments and charges given by the Company in this Deed upon trust for the Secured Parties.

29.2	The perpetuity period for any trust created by this Deed shall be 80 years.

30.	GOVERNING LAW AND JURISDICTION

30.1	This Deed (including any non-contractual obligations or liabilities arising out of it or in connection with it) is governed by and is to be construed in accordance with English law.

30.2	Each party irrevocably agrees that:

(a)	for the exclusive benefit of the Agent, the English courts have exclusive jurisdiction to hear and determine any Proceedings and to settle any Disputes and each party irrevocably submits to the jurisdiction of the English courts;

(b)	any Proceedings may be taken in the English courts; and

(c)	any judgment in Proceedings taken in the English courts shall be conclusive and binding on it and may be enforced in any other jurisdiction.

30.3	Nothing in this Clause shall limit the Agent’s right to take Proceedings against the Company in any other jurisdiction or in more than one jurisdiction concurrently (to the extent allowed by law).

30.4	The Company also irrevocably waives (and irrevocably agrees not to raise) any objection which it might at any time have on the ground of forum non conveniens or on any other ground to Proceedings being taken in any court referred to in this Clause 30, and agrees that any judgment in Proceedings taken in any such court shall be conclusive and binding on it and may be enforced in any other jurisdiction.

IN WITNESS WHEREOF the parties hereto have caused this Deed to be executed and delivered as a deed on the day and year first before written.

SIGNATORIES

EXECUTED as a DEED by	)
CONSTAR INTERNATIONAL U.K.	)
LIMITED under a power of attorney	)
dated 5 February 2010)		/s/ J. Mark Borseth
As attorney for CONSTAR
INTERNATIONAL U.K. LIMITED

Witness
Signature	/s/ David Waksman
Name	David Waksman
Address	One Crown Way
Philadelphia, PA 19154
Occupation	General Counsel

EXECUTED as a DEED by	)
GENERAL ELECTRIC CAPITAL	)
CORPORATION	)
a Delaware corporation, acting by	)
)
being a person who, in accordance	)
with the laws of that territory, is	)
acting under the authority of the	)
corporation.	)	/s/ Thomas Morante	Authorised Signatory

in the presence of:	)	/s/ Stephen Purvis	Witness
)
Name:	)	Stephen Purvis
)
Occupation:	)	Assistant Vice President
)
Address:	)	299 Park Avenue, New York, NY 10171